Exhibit (h)(76)

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT, made this 10th day of January 2008, by and between Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”), and The RBB Fund, Inc., a Maryland corporation (the “Company”), on behalf of its series, the Free Market Fixed Income Fund (the “Fund”).

WHEREAS, the Company has been organized and operates as an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) for the purposes of investing and reinvesting its assets in securities, as set forth in its registration statement on Form N-1A under the 1940 Act and the Securities Act of 1933 (the “1933 Act”); and

WHEREAS, the Fund, as a separate series of the Company, desires to receive various administrative and other services; and

WHEREAS, Dimensional is willing to provide such administrative services to the Fund;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.	The Company’s Representations and Warranties.

a.	The Company hereby represents and warrants that it is an “accredited investor,” as provided in Section 230.501 (a) of the regulations under the 1933 Act, by reason of being an investment company registered under the 1940 Act.

b.	The Company has received copies of: (i) The DFA Investment Trust Company’s (the “Investment Company”) registration statement on Form N-1A, which is current as of the date of this Agreement, and that has been filed with the Securities and Exchange Commission (the “SEC”); (ii) the Investment Company’s most recent Form N-CSR filed with the SEC and the report to shareholders contained therein; and (iii) all other information concerning the Investment Company and the series of the Investment Company identified in Appendix A to this Agreement (the “Series”) that the Company and Abundance Technologies Inc., the Fund’s investment adviser (the “Adviser”), consider relevant to the Fund’s decision to invest in the Series.

c.	The Company understands that the shares of the Series have not been, and will not be, registered under the 1933 Act and, therefore, may not be transferred by the Fund in the absence of an exemption from the registration provisions thereof; however, the Company also understands that such shares may be presented by the Fund to the Investment Company for redemption at any time during the regular business hours of the Investment Company, as stated in its Form N-1A.

d.	The Fund is acquiring the shares of the Series for investment purposes only and not with a view to further distribution thereof.

e.	The Fund has not incurred nor does it intend to incur any indebtedness to acquire or to continue to hold shares of the Series.

f.	The execution and delivery of this Agreement by the Company, on behalf of the Fund, has been duly and validly authorized by the Board of Directors of the Company.

g.	The Company represents and warrants that it has received an order pursuant to Section 12(d)(1)(J) of the 1940 Act, granting an exemption from Sections 12(d)(1)(A) and 12(d)(1)(B) of the 1940 Act, and pursuant to Sections 6(c) and 17(b) of the 1940 Act, granting an exemption from Section 17(a) of the 1940 Act (the “Exemptive Order”), and that to the extent that all investments made by the Fund in the shares of the Series are made in reliance on the Exemptive Order and not in reliance on another subsection of Section 12 of the 1940 Act, such investments shall be made in compliance with the conditions to the Exemptive Order.

h.	If, after the date hereof, any of the Company’s representations and warranties become inaccurate, the Company shall promptly provide written notice thereof to Dimensional. In the case of the representation and warranty in subparagraph (g) of this Section, the Company acknowledges and agrees that Section 5 of this Agreement will become applicable.

2.	Representations and Warranties of Dimensional.

Dimensional represents and warrants to the Company that Dimensional has all necessary power and authority to enter into this Agreement and to carry out the provisions hereof.

3.	Services Provided by Dimensional.

a.	Dimensional shall provide the Company and the Adviser with such documents as legally may be necessary in order to provide for the investment of the Fund’s assets in the Series.

b.	Dimensional shall assist the Company in complying with the provisions of applicable federal, state, local and foreign securities, tax, and other laws that govern the business of the Company with respect to the Fund as the laws relate to the Fund’s investment in the Series and the taxation of the Fund.

c.	On such periodic basis as may be agreed upon by the parties from time to time, Dimensional shall provide the Adviser with such information regarding the operations and affairs of the Series, and the Fund’s investment in the Series, as the Adviser may reasonably request.

d.	Dimensional shall provide the Company with such written reports regarding the Series’ investment performance as the Adviser may reasonably request; provided, however, the Company understands that the annual and semi-annual financial reports of the Investment Company, which are required to be sent to shareholders pursuant to Section 30(d) of the 1940 Act, and standardized SEC investment performance data of the Investment Company, shall be provided to the Adviser by the Investment Company.

e.	During such times as the Fund’s investments in the Series are made in reliance on the Exemptive Order, Dimensional shall assist the Company, the Fund, and the Adviser in complying with the conditions contained in the Exemptive Order, including the Company’s, the Adviser’s, and the Investment Company’s entry into the Participation Agreement contemplated thereby and the implementation of such Participation Agreement. Dimensional shall furnish such information to the Company’s Board of Directors as may be necessary for the Board of Directors of the Company to monitor the Fund’s compliance with the Exemptive Order and the 1940 Act.

f.	Dimensional shall coordinate with the Company to enable the Fund to compile and maintain such books and records as may be required under the Exemptive Order.

g.	Dimensional shall perform such other administrative services as are necessary or appropriate in connection with the Fund’s investment in the Series.

The parties agree that the services provided by Dimensional to the Fund pursuant to this Agreement are solely administrative services, and are not legal, investment advisory or distribution-related services.

4.	Liability of Dimensional.

No provision of this Agreement shall be deemed to protect Dimensional against any liability to the Fund to which Dimensional might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Dimensional’s duties or the reckless disregard of Dimensional’s obligations under this Agreement.

5.	Exemptive Order; Redemption of Shares.

During such times as the Fund’s investment in the Series shall be undertaken in reliance on the Exemptive Order, the Company and the Fund shall take all actions necessary or advisable to comply with the terms and conditions of the Exemptive Order applicable to the Company and the Fund. If, after the date hereof, the Company notifies Dimensional pursuant to Section 1(h) of this Agreement that the Exemptive Order has been revoked, rescinded, suspended, or is no longer valid, or that the Company and the Adviser have determined not to operate in reliance on the Exemptive Order, then the Fund thereafter shall not purchase, and Dimensional shall inform the Investment Company not to sell to the Fund, shares of the Series if such purchase and sale shall violate Section 12(d)(1)(A) or Section 12(d)(1)(B) of the 1940 Act. During such times as the Fund’s investment in the Series shall be undertaken in compliance with Section 12(d)(1)(F) of the 1940 Act, the Company and the Fund shall take all actions necessary to comply with the requirements of that Section. The Fund shall promptly present for redemption a sufficient number of shares of the Series to comply with the requirements of

Section 12(d)(1)(F) of the 1940 Act, as determined by Dimensional. Upon the failure of the Fund to present shares for redemption, as required herein, the Fund hereby authorizes Dimensional, on the Fund’s behalf, to notify the Investment Company to redeem a sufficient number of shares of the Series owned by the Fund to comply with the requirements of this Section.

6.	Activities of Dimensional.

The services of Dimensional to the Fund are not to be deemed exclusive, and Dimensional shall be free to render similar services to others as long as Dimensional’s services to the Fund are not impaired thereby.

7.	Compensation of Dimensional.

For the services to be rendered by Dimensional to the Fund, as provided in Section 3 of this Agreement, the Fund shall pay to Dimensional a quarterly fee determined in accordance with Appendix A to this Agreement. If the Fund redeems its investments in the Series, and this Agreement is terminated, prior to the end of any quarter, the fee for such quarter shall be prorated.

8.	Duration and Termination.

This Agreement shall become effective on the date first above written, provided that prior to such date it shall have been approved by the Board of Directors of the Company, and shall continue in effect until terminated by the Company or Dimensional on sixty (60) days’ written notice to the other.

9.	Notices.

Unless otherwise specified herein, all notices, instruction, and advices with respect to matters contemplated by the Agreement shall be deemed duly given when either delivered in writing to the addressee below or when mailed postage-paid to the other party at the follow addresses:

(a)	The RBB Fund, Inc.

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Edward J. Roach

With a copy to:

Abundance Technologies, Inc.

3700 Park 42 Drive

Suite 105A

Cincinnati, Ohio 42141

Attention: Dan List

(b)	Dimensional Fund Advisors LP

1299 Ocean Avenue

Santa Monica, California 90401

Attention: Legal Department

10.	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

11.	Governing Law.

Except to the extent otherwise provided in applicable federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the Company and Dimensional, intending to be legally bound, have executed this Agreement as of the date first above written.

THE RBB FUND, Inc. on behalf of its series, the Free Market Fixed Income Fund		DIMENSIONAL FUND ADVISORS LP By: Dimensional Holdings Inc., General Partner

THE RBB FUND, INC.

By:	/s/ Edward J. Roach	By:	/s/ Valerie A. Brown
Name:	Edward J. Roach	Name:	Valerie A. Brown
Title:	President & Treasurer	Title:	Vice President

APPENDIX A

FEE AGREEMENT

Pursuant to Section 7 of the Administrative Services Agreement (the “Agreement”) between Dimensional Fund Advisors LP (“Dimensional”) and The RBB Fund, Inc. (the “Company”), on behalf of the Free Market Fixed Income Fund series (the “Fund”) of the Company, effective beginning January 10, 2008, Dimensional shall be entitled to compensation for the administrative services that it provides to the Fund, determined and payable as follows:

1.	For assets of the Fund invested in the DFA One-Year Fixed Income Series of The DFA Investment Trust Company (the “Investment Company”), Dimensional shall earn an administrative services fee of 1.25 basis points per quarter. For assets of the Fund invested in the DFA Two-Year Global Fixed Income Series of the Investment Company, Dimensional shall earn an administrative services fee of 1.25 basis points per quarter. The administrative services fees are in addition to the 5 basis point management fee earned by Dimensional from the DFA One-Year Fixed Income Series of the Investment Company and the DFA Two-Year Global Fixed Income Series of the Investment Company for advisory services.

2.	The administrative services fee shall be paid quarterly in arrears.

3.	The calculation of the administrative services fee shall be based on the market value of the assets that the Fund invests in the DFA One-Year Fixed Income Series and in the DFA Two-Year Global Fixed Income Series of the Investment Company on the last business day of the calendar quarter, provided that, if the Fund withdraws assets prior to the last day of the quarter, the market value of the withdrawn assets shall be determined as of the date of withdrawal.